Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release

CDW LLC Announces Proposed Repricing of a Portion of its Outstanding Senior Secured Term Loan Facility

VERNON HILLS, Ill. – February 23, 2011 — CDW Corporation, a leading provider of technology solutions for business, government, education and healthcare, announced today that its wholly owned subsidiary CDW LLC is pursuing a proposed repricing of the extended portion of its outstanding senior secured term loan facility to take advantage of lower interest rates currently available in the senior secured debt market. The proposed amendment of the senior secured term loan facility is subject to lender consent and other conditions, and may not occur as described or at all.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell or a solicitation of consents with respect to any securities.

About CDW

CDW is a leading provider of technology solutions for business, government, education and healthcare. CDW features dedicated account managers who help customers choose the right technology products and services to meet their needs. The company’s technology specialists offer expertise in designing customized solutions, while its advanced technology engineers assist customers with the implementation and long-term management of those solutions. Areas of focus include software, network communications, notebooks/mobile devices, data storage, video monitors, desktops and printers and solutions such as virtualization, collaboration, security, mobility, data center optimization and cloud computing. CDW was founded in 1984 and employs more than 6,200 coworkers.

Contact:

Collin Kebo

Vice President, Financial Planning

(847) 419-6328

investorrelations@cdw.com